Exhibit 99.1

     SigmaTron International, Inc. Reports First Fiscal Quarter 2005 Results

    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--Sept. 9, 2004--SigmaTron International, Inc. (Nasdaq:SGMA) today reported revenues and earnings for the quarter ended July 31, 2004. Revenues were $25,078,167 resulting in a 1% increase from the prior year first quarter revenues of $24,833,796. Net profit decreased 18% for the first quarter of fiscal 2005 to $1,036,969 compared to $1,269,979 for fiscal 2004.
Fully diluted earnings per share for the first quarter of fiscal 2005 were $ 0.27 compared to $0.37 in the prior year.
    Gary R. Fairhead, SigmaTron's President and Chief Executive Officer, commented: "We are pleased to report a profitable first quarter for fiscal 2005. While our profits are down from the first quarter of fiscal 2004, which was a record for the first quarter, our results in the short term will be negatively impacted by our investment in China. If you add to that planned expense the escalating insurance costs and regulatory costs imposed by Sarbanes-Oxley, we believe we have held our own reasonably well.
    "During the quarter our production continued to slowly ramp up in China. As we go thru fiscal 2005 we expect the revenue to continue to grow, which should put China in a positive operating position later in fiscal 2005. The reaction to our China operation from customers and potential customers has been favorable to date.
    "During the first quarter our Las Vegas operation was slow, which is not atypical for the gaming market at this time of the year. We believe that the gaming market will continue to prosper in the long term and expect our operation in Las Vegas to benefit.
    "Our Mexican operation continues to be busy. We have also seen renewed interest in Mexico as opposed to China which we believe will help us long term. Elk Grove Village remains busy as well and is looking at several new niche markets as new opportunities. As we have already announced, during the second quarter we acquired the balance of our affiliate, SMT Unlimited L.P. We believe this acquisition will better position us with customers and investors.
    "We will be launching our first significant advertising campaign in September, which is exciting. We are working with several new customers that we believe will help us grow during calendar 2005. We remain optimistic about the future and our opportunities and as always, appreciate the support we receive from our stockholders, customers, banks, vendors and employees."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides components, printed circuit board assemblies and turnkey (completely assembled) electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, Acuna, Mexico and Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elk Grove Village, Illinois and Taipei, Taiwan. The Company provides engineering support services in Acuna, Mexico and warehousing services in Del Rio, Texas. In addition, SigmaTron International, Inc. has a subsidiary, SMT Unlimited L.P., that provides electronic manufacturing services in Fremont, California.

    Detailed results follow.

    Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican, Chinese or Taiwan regulations affecting the Company's business; the continued stability of the Mexican and Chinese economies, labor and political conditions; and the ability of the Company to manage its growth, including its recent expansion into China. These and other factors which may affect the Company's future business and results of operations are identified and detailed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K and risk factors contained therein. These statements speak as of the date of this report and the Company undertakes no obligation to update such statements in light of future events or otherwise.
-0-
*T

CONSOLIDATED STATEMENTS OF OPERATION


                                              Three Months Ended
                                           July 31,       July 31,
                                             2004           2003
                                         -------------  -------------

 Net sales                                $25,078,167    $24,833,796

 Cost of products sold                     20,452,469     20,119,854
                                         -------------  -------------

 Gross profit                               4,625,698      4,713,942

 Operating expenses                         2,712,075      2,507,924
                                         -------------  -------------

 Operating income                           1,913,623      2,206,018

 Other deductions-net                          66,683         80,066
                                         -------------  -------------

 Income before income tax expense and
  minority interest in affiliate            1,846,940      2,125,952

 Income tax expense                           686,291        785,362
                                         -------------  -------------

 Income before minority interest in
  affiliate                                 1,160,649      1,340,590

 Minority interest in affiliate               123,680         70,611
                                         -------------  -------------

 Net  income                               $1,036,969     $1,269,979
                                         =============  =============


 Net income per common share -  assuming
  dilution                                      $0.27          $0.37
                                         =============  =============


 Weighted average number of common
  equivalent shares outstanding -
  assuming dilution                         3,787,597      3,425,499
                                         =============  =============



CONSOLIDATED BALANCE SHEET

                                           July 31,       April 30,
                                             2004           2004
                                         -------------  -------------

 Current assets                           $38,478,910    $35,973,957

 Property, machinery and equipment-net     25,418,839     25,707,901

 Other assets                               1,205,442      1,316,814
                                         -------------  -------------

 Total assets                              65,103,191     62,998,672
                                         =============  =============

 Liabilities and shareholders' equity

 Current liabilities                       14,014,790     13,086,206

 Long-term obligations                      8,278,776      8,269,923

 Minority interest in affiliate               563,469        439,787

 Stockholders' equity                      42,246,156     41,202,756
                                         -------------  -------------

 Total liabilities and stockholders'
  equity                                  $65,103,191    $62,998,672
                                         =============  =============


    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 800-700-9095